                                  EXHIBIT 11
                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES
        COMPUTATION OF EARNINGS PER SHARE AND COMMON STOCK EQUIVALENTS

                                 YEAR ENDED DECEMBER 31,
                            ---------------------------------
                               1993       1994       1995
                            ---------- ---------- -----------
Primary:
Pro forma net income
 applicable to primary
 earnings per common
 share....................  $  843,795 $  278,078 $ 1,002,462
                            ========== ========== ===========
Common stock and common
 stock equivalents:
Weighted average shares of
 common stock outstanding
 during the year
 (including retroactive
 effect of 1995 one-for-
 one stock dividend)........ 3,163,000. 3,947,178   7,274,046
Common stock equivalents
 (stock options and
 warrants)................                 34,435     402,356
                            ---------- ---------- -----------
Total common stock and
 common stock
 equivalents..............   3,163,000  3,981,613   7,676,402
                            ========== ========== ===========
Primary pro forma net
 income per common share..  $     0.27 $     0.07 $      0.13
                            ========== ========== ===========
Fully Diluted:
Pro forma net income
 applicable to primary
 earnings per common
 share....................  $  843,795 $  278,078 $ 1,002,462
Add back interest expense
 on convertible
 debentures, net of tax
 effect...................                  9,000      32,400
                            ---------- ---------- -----------
Adjusted pro forma net
 income applicable to
 fully diluted earnings
 per common share.........  $  843,795 $  287,078 $ 1,034,862
                            ========== ========== ===========
Common stock and common
 stock equivalents:
Shares used in calculating
 primary earnings per
 common share.............   3,163,000  3,981,613   7,676,402
Shares on conversion of
 debentures...............                200,000     200,000
Other.....................                 31,554       2,666
                            ---------- ---------- -----------
Total common stock and
 common stock equivalents
 on a fully diluted
 basis....................   3,163,000  4,213,167   7,879,068
                            ========== ========== ===========
Fully diluted pro forma
 net income per common
 share....................  $     0.27 $     0.07 $      0.13
                            ========== ========== ===========

  Note: Fully diluted pro forma net income per common share is not presented in FPA's Consolidated Statements of Operations as the difference from primary pro forma net income per common share is less than 3%.